Exhibit 99.1

Alison A. Cornell to Join IFF as EVP & Chief Financial Officer

NEW YORK, N.Y., May 29, 2015 – International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced that Alison A. Cornell will join its management team as Executive Vice President and Chief Financial Officer, effective July 8, 2015.

Ms. Cornell’s career spans nearly 30 years in key leadership roles where she was responsible for accelerating revenue growth, improving operating performance, streamlining processes and developing talent. She joins IFF from Covance Inc., a global drug development company with annual revenues of $2.5 billion and over 12,500 employees located in more than 60 countries. In her role as Covance’s Corporate Senior Vice President and Chief Financial Officer, Ms. Cornell was responsible for all financial management, including financial reporting and analytics, capital allocation and strategic planning. During her 10-year Covance career, she held successively senior roles in finance, including positions in Global Financial Planning & Analysis, and Finance for Late Stage Development Services. Prior to joining Covance, Ms. Cornell spent 19 years with AT&T, where she held leadership roles of increasing responsibility, among them leading finance for a $30 billion division as Vice President, Forecasting, Performance and Investment Analysis. She earned a Bachelor of Arts in psychology and a Master of Business Administration in marketing from Rutgers University. She is a graduate of the Program for Management Development at Harvard Business School, as well as numerous other professional development programs.

“Alison has an excellent track record as a strong financial leader, strategist, decision-maker and business partner – qualities we believe will hold IFF in good standing as we execute our strategic plan,” said Andreas Fibig, Chairman and Chief Executive Officer. “She has had a long and distinguished career, is incredibly talented, and will be a great leader for IFF. The executive team and I look forward to the positive impact she will make on the organization.”

Mr. Fibig continued, “As we welcome Alison to the team, I would like to thank Interim CFO Rich O’Leary for his outstanding service over the past few months. I would like to recognize him for all of his hard work and dedication during the transition, and I look forward to his continued leadership as SVP, Controller and Chief Accounting Officer of IFF.”

About International Flavors & Fragrances Inc.

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,200 employees working in 32 countries worldwide. For more information, please visit our website at www.iff.com; follow us on Twitter and LinkedIn.

Contact:

VP, Global Corporate Communications & Investor Relations

Michael DeVeau

212-708-7164

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